Exhibit 1.02
Conflict Minerals Report of Polaris Industries Inc.

I.	Introduction
This is the Conflict Minerals Report of Polaris Industries Inc. (“Polaris,” the “Company”, “we” or “us”) for calendar year 2013 in accordance with Rule 13p-1 (“Rule 13p-1”) under the Securities Exchange Act of 1934 (the “1934 Act”).
Certain Polaris products contain materials that use tin, tantalum, tungsten and/or gold (collectively “3TG”). Due to the depth of the supply chain, we are far removed from the sources of ore from which these metals are produced and the smelters/refiners that process those ores. Accordingly, the efforts we have undertaken to identify the countries of origin of those ores reflect our circumstances and position in the supply chain. The amount of information available globally on the traceability and sourcing of these ores is limited at this time. We have taken steps to identify the applicable smelters and refiners of such 3TG metals in our supply chain. The efforts were undertaken on the products manufactured by us in 2013. This report excludes products manufactured by companies that we do not consolidate into our consolidated financial statements and companies which we acquired after April 30, 2012.

II.	Reasonable Country of Origin Inquiry (RCOI)
Direct suppliers were asked to provide answers to the Electronic Industry Citizenship Coalition-Global e-Sustainability Initiative (EICC-GeSI) Conflict Minerals Common Reporting Template. The EICC-GeSI Conflict Minerals Common Reporting Template is regarded as the most common reporting tool for conflict minerals content and sourcing information worldwide, developed by several of the world’s leading consumer electronics brands.
We reviewed questionnaires we received from our direct suppliers for completeness and consistency of answers. Certain suppliers were requested to provide corrections and clarifications as needed. We identified a list of smelters/refiners, and their countries of origin, which may supply 3TG utilized in our manufactured products. As many of the responses received from our suppliers were at a level higher than only those products procured to us, it is possible that the list includes smelters/refiners which do not provide 3TG that are utilized in our manufactured products. While we believe our RCOI process was reasonably designed and performed in good faith, as we did not receive responses from all inquired suppliers the list of smelters/refiners set forth below may be incomplete.
The list of smelters/refiners, and their countries or origin, is listed in Section VIII of this Conflict Minerals Report. Through our RCOI process, some suppliers disclosed to us that scrap sources of 3TG were identified in their supply chains and did not require due diligence. These sources are excluded from the listing in Section VIII.

III.	Design of Due Diligence Measures
We designed our due diligence measures to conform in all material respects with the five step framework of OECD (2011), OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the supplements on tin, tantalum, tungsten and gold.

IV.	Due Diligence Measures Performed
The due diligence measures performed includes, but are not limited to the following:

•
Developed and executed a risk-based process to identify direct suppliers which may procure parts and components to us which contain 3TG and to inquire upon such suppliers to allow for the identification of potential 3TG smelters/refiners within our supply chain;

•	Reported to senior management on direct suppliers’ responses to our conflict minerals information requests, including updates on monitoring and tracking corrective action and risk mitigation efforts;

•	Communicated our policy on Conflict Minerals to direct suppliers;

•	Communicated the commitments and requirements expected of our suppliers;

•	Developed a risk mitigation plan that allows for continued trade with a supplier during the supplier’s risk mitigation efforts;

•
Supported the development and implementation of independent third party audits of smelter/refiner’s sourcing through our policy and procurement practices that encourage suppliers to purchase materials from audited smelters/refiners.

•	Reported within Form SD the results of our due diligence measures

V.	Product Description
We design, engineer and manufacture Off-Road Vehicles, Snowmobiles, Motorcycles and Small Vehicles, together with the related replacement Parts, Garments and Accessories. Many of our products are manufactured utilizing similar processes and similar components. Our suppliers often supply parts and components that are utilized in multiple product categories.
As a result of the due diligence procedures described above, Polaris has determined that our products are DRC conflict undeterminable.

VI.	Steps to Improve Due Diligence
We have and will continue to communicate our expectations and information requirements to our direct suppliers. We have and will also continue to monitor changes in circumstances that may impact the facts or our determination. Over time, we anticipate that the amount of information globally on the traceability and sourcing of the applicable ores will increase and improve our knowledge. We will continue to make inquiries to our direct suppliers and undertake additional fact and risk assessments where potentially relevant changes in facts or circumstances are identified. New suppliers will be reviewed for conflict minerals conformance during initial business reviews. If we become aware of a supplier whose due diligence needs improvement, we intend to continue the trade relationship while that supplier improves its performance. We expect our suppliers to take similar measures with their suppliers to ensure alignment throughout the supply chain.

VII.	Independent Private Sector Audit
Not required for calendar year 2013.

VIII.    List of Smelters/Refiners
Section II discusses the process we used to identify potential smelters/refiners within our supply chain. The following is a list of smelters/refiners, and their countries of origin, reported by our suppliers which may supply 3TG utilized in our manufactured products:

Smelters/Refiners Identified
Smelter/Refiner Name (1)	Sourcing Status
Aida Chemical Industries Co. Ltd.	Unknown
Almalyk Mining and Metallurgical Complex (AMMC)	Unknown

Smelters/Refiners Identified
Smelter/Refiner Name (1)	Sourcing Status
Asaka Riken Co Ltd	Unknown
Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Unknown
Aurubis AG	Unknown
Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Unknown
Boliden AB	Unknown
Caridad	Unknown
Cendres & Métaux SA	Unknown
Chongyi Zhangyuan Tungsten Co Ltd	Unknown
Chugai Mining	Unknown
CNMC (Guangxi) PGMA Co. Ltd.	Unknown
Cooper Santa	Unknown
CV Serumpun Sebalai	Unknown
CV United Smelting	Unknown
Daejin Indus Co. Ltd	Unknown
DaeryongENC	Unknown
Do Sung Corporation	Unknown
EM Vinto	Unknown
Fenix Metals	Unknown
FSE Novosibirsk Refinery	Unknown
Ganzhou Huaxing Tungsten Products Co., Ltd.	Unknown
Ganzhou Non-ferrous Metals Smelting Co., Ltd.	Unknown
Gejiu Zi-Li	Unknown
Guangdong Xianglu Tungsten Industry Co., Ltd.	Unknown
HC Starck GmbH	Unknown
Huichang Jinshunda Tin Co. Ltd	Unknown
Hunan Chenzhou Mining Group Co	Unknown
Hunan Chun-Chang Nonferrous Smelting & Concentrating Co., Ltd.	Unknown
Hwasung CJ Co. Ltd	Unknown
Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited	Unknown
Japan Mint	Unknown
Japan New Metals Co Ltd	Unknown
Jiangxi Copper Company Limited	Unknown
Jiangxi Nanshan	Unknown
JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Unknown
JSC Uralectromed	Unknown
Kai Unita Trade Limited Liability Company	Unknown
Kazzinc Ltd	Unknown
Kennametal Huntsville	Unknown
King-Tan Tantalum Industry Ltd	Unknown
Korea Metal Co. Ltd	Unknown

Smelters/Refiners Identified
Smelter/Refiner Name (1)	Sourcing Status
Kyrgyzaltyn JSC	Unknown
L' azurde Company For Jewelry	Unknown
Linwu Xianggui Smelter Co	Unknown
Liuzhou China Tin	Unknown
Metallo Chimique	Unknown
Met-Mex Peñoles, S.A.	Unknown
Minmetals Ganzhou Tin Co. Ltd.	Unknown
Moscow Special Alloys Processing Plant	Unknown
Nadir Metal Rafineri San. Ve Tic. A.Ş.	Unknown
Navoi Mining and Metallurgical Combinat	Unknown
Novosibirsk Integrated Tin Works	Unknown
OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet)	Unknown
OJSC Kolyma Refinery	Unknown
Prioksky Plant of Non-Ferrous Metals	Unknown
PT Aneka Tambang (Persero) Tbk	Unknown
PT Artha Cipta Langgeng	Unknown
PT Babel Inti Perkasa	Unknown
PT Bangka Putra Karya	Unknown
PT Bangka Tin Industry	Unknown
PT Belitung Industri Sejahtera	Unknown
PT DS Jaya Abadi	Unknown
PT Eunindo Usaha Mandiri	Unknown
PT Karimun Mining	Unknown
PT Mitra Stania Prima	Unknown
PT Prima Timah Utama	Unknown
PT REFINED BANGKA TIN	Unknown
PT Sariwiguna Binasentosa	Unknown
PT Stanindo Inti Perkasa	Unknown
PT Tinindo Inter Nusa	Unknown
PX Précinox SA	Unknown
Sabin Metal Corp.	Unknown
SAMWON METALS Corp.	Unknown
Schone Edelmetaal	Unknown
Shandong Zhaojin Gold & Silver Refinery Co. Ltd	Unknown
SOE Shyolkovsky Factory of Secondary Precious Metals	Unknown
Tejing (Vietnam) Tungsten Co., Ltd.	Unknown
The Great Wall Gold and Silver Refinery of China	Unknown
The Refinery of Shandong Gold Mining Co. Ltd	Unknown
Torecom	Unknown
Umicore Brasil Ltda	Unknown

Smelters/Refiners Identified
Smelter/Refiner Name (1)	Sourcing Status
Wolfram Bergbau und Hütten AG	Unknown
Wolfram Company CJSC	Unknown
Xiamen Tungsten Co., Ltd	Unknown
Yokohama Metal Co Ltd	Unknown
Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.	Unknown
Zhongyuan Gold Smelter of Zhongjin Gold Corporation	Unknown
Zhuzhou Cemented Carbide Group Co Ltd	Unknown
Zijin Mining Group Co. Ltd	Unknown
71 smelters/refiners listed in the Conflict Free Smelter Program	Validated as Conflict Free (2)
Countries of origin of the conflict minerals the facilities listed above process are believed to include: Australia, Belgium, Bolivia, Brazil, Canada, Chile, England, Estonia, Ethiopia, Germany, Hong Kong, India, Indonesia, Japan, Kazakhstan, Korea, Malaysia, Mexico, Mozambique, Nigeria, Peru, Russia, Rwanda, South Africa, Switzerland, Taiwan, Thailand, The Democratic Republic of the Congo, United States of America, Uzbekistan and Zimbabwe

(1) Smelter and refiner facility names as reported by the Conflict-Free Sourcing Initiative as of May 26, 2014.

(2) These smelters and refiners have received a "conflict free" designation from an independent third party audit program as of May 26, 2014.